United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




  Date of Report (Date of earliest event reported): October 17, 2002



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




        State of Incorporation           IRS Employer Identification No.
                Delaware                           06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated October 17, 2002 regarding its financial results for the period ended September 30, 2002, including consolidated statements of income and selected segment data for the three and nine months ended September 30, 2002 and 2001, and consolidated balance sheets at September 30, 2002, June 30, 2002 and September 30, 2001, are attached.

The registrant is also providing additional information regarding the composition of its Capital Services lease related assets included in its Consolidated Balance Sheet:

(Dollars in millions)                                                               September 30, 2002
                                                                            ---------------------------
Leveraged leases                                                                               $ 1,438
Finance receivables                                                                              1,053
Other assets                                                                                       162
Rental equipment                                                                                    21
                                                                            ---------------------------
Total                                                                                          $ 2,674
                                                                            ===========================

Capital Services finance receivables are composed of the following:

Assets held for sale                                                                           $   420
Single investor leases:
    Large ticket single investor leases                                                            405
    Imagistics lease portfolio                                                                     228
                                                                            ---------------------------
Total                                                                                          $ 1,053
                                                                            ===========================

Other assets represent the registrant's 50% equity interest in PBG Capital Partners LLC as discussed in the registrant's 2001 Annual Report on Form 10-K.

Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit                Description
-------     -------------------------------------------------------------------
    (1)       Pitney Bowes Inc. press release dated October 17, 2002.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             PITNEY BOWES INC.
October 21, 2002


                          /s/ B.P. Nolop
                          ----------------------------------------------
                          B. P. Nolop
                          Executive Vice President and
                          Chief Financial Officer
                          (Principal Financial Officer)



                          /s/ A.F. Henock
                          ----------------------------------------------
                          A. F. Henock
                          Vice President - Finance
                          (Principal Accounting Officer)

                                                                   EXHIBIT 1
                                                                   ---------

PITNEY BOWES THIRD QUARTER 2002 EARNINGS IN LINE WITH GUIDANCE
--------------------------------------------------------------

          o Diluted Earnings Per Share of 61 Cents
          o 2.5 Million Shares Repurchased During The Quarter
          o Free Cash Flow of $127 Million

      STAMFORD, Conn., October 17, 2002 - Pitney Bowes Inc. (NYSE: PBI) today announced third quarter results that include an eight percent increase in diluted earnings per share from continuing operations to 61 cents, which compares with 57 cents from continuing operations for the third quarter of 2001, excluding special items.
      Revenue grew seven percent to $1.11 billion and income from continuing operations was $146.9 million, which compares with income from continuing operations of $140.2 million in last year's third quarter excluding special items, and $122.1 million including special items.
      Commenting on the quarter, Pitney Bowes Chairman and CEO Michael J. Critelli said, "We are pleased with our improved performance this quarter.
We achieved positive organic revenue growth in all major business lines:
Global Mailing, Management Services and Document Messaging Technologies.
In addition, we completed our acquisition of PSI, which will enable us to better serve our customers by helping to reduce cost and speed the delivery of mail. This transaction is an important component of our expansion into the mail stream, and underscores the value of Pitney Bowes products, software and integrated business solutions in helping companies reduce the cost and enhance the efficiency of their communications flow.

                                       (2)

      "The success of our new product launches is a testament to the strength of the Pitney Bowes brand. Our revolutionary DM series of digital mailing systems featuring Intellilink technology has experienced customer satisfaction unparalleled in our history of new product launches. We will continue to leverage our brand strength to help engineer the flow of communications between posts and carriers and our mutual customers, and the flow of high value communications between large enterprises and their customers," Mr.Critelli continued.
      The Global Mailing Segment includes worldwide revenue and related expenses from the sale, rental and financing of mail finishing, mail creation and shipping equipment, related supplies and services, presort mail services, postal payment solutions, small business solutions and software. With the launch of DeliverAbility(TM), the company is adding mail and package tracking and tracing capability at the desktop. In the third quarter, Global Mailing revenue and operating profit both increased ten percent when compared with the prior year. Excluding the revenue from the acquisitions of Secap SA and PSI Group Inc. and the impact of favorable foreign currency, Global Mailing revenue increased four percent. Global Mailing in the U.S. benefited from the placement of new digital mailing systems and improved demand for its mail creation and distribution solutions products.
      Outside of the U.S., Global Mailing experienced double-digit revenue growth, supported by improved business trends in the UK and Canada, and revenue from the acquisition of Secap SA. Excluding the revenue from Secap SA and the favorable impact of foreign currency, Global Mailing's international revenue grew about two percent. This revenue growth was achieved despite lower revenue in Germany, where demand for mailing equipment has slowed in a post meter migration environment.
      The Enterprise Solutions Segment includes Pitney Bowes Management
Services (PBMS) and Document Messaging Technologies (DMT). Revenue from PBMS includes facilities management contracts for advanced mailing, reprographic, document management and other value-added services to large enterprises. Revenue from DMT includes sales, service and financing of high speed, software-enabled production mail systems, sorting equipment, incoming mail systems, electronic statement, billing and payment solutions, and mailing software. The Enterprise Solutions segment reported revenue growth of five percent and operating profit growth of three percent when compared with the prior year.

                                     (3)

      PBMS reported revenue growth of six percent to $247.4 million when compared with the prior year while operating profit declined 20 percent. PBMS continues to generate strong growth in new written business, but this growth is being partially offset by the continued contraction of large enterprise accounts, especially in the financial services and legal sectors. Operating profit was adversely impacted by the costs associated with acquiring new accounts that have not yet generated a full quarter of revenue as well as investments in product technology and infrastructure, especially in Europe.
      DMT reported revenue of $62.4 million for the quarter, an increase of three percent from the prior year, with a greater improvement in operating profit. Worldwide demand for high-speed, software-enabled production mail equipment and mail processing software has remained slow, but appears to be stabilizing. Cost reduction programs initiated earlier in the year resulted in an increase in operating profit over the prior year.
      Total Messaging Solutions, the combined results of the Global Mailing and Enterprise Solutions segments, reported an eight percent increase in revenue and a nine percent increase in operating profit.
      The Capital Services Segment includes primarily asset- and fee-based income generated by financing or arranging transactions of critical large-ticket customer assets. Revenue for the quarter decreased 24 percent and operating profit decreased 17 percent when compared with the third quarter 2001, which included incremental revenue from asset sales and related fee income. Its operating margins improved due to the decline in interest rate levels.
      During the quarter, the company repurchased 2.5 million of its shares outstanding, at a net cost of $89 million. Free cash flow, excluding payments related to special items, was $127 million for the third quarter of 2002. Including payments for special items, free cash flow was $117 million.
      The company expects revenue growth for the full year 2002 to be in the range of six to seven percent. Diluted earnings per share from continuing operations are expected to be in the range of 64 to 65 cents for the fourth quarter 2002, and in the range of $2.37 to $2.38 for the full year 2002. The company is continuing its discussions with U.S. Air and has recently begun discussions with United Airlines concerning its leased planes and believes its range of potential exposure for both U.S. Air and United Airlines is still consistent with that disclosed in its last Form 10-Q filing.

                                     (4)

      Mr. Critelli noted, "As we look to solidify our outlook for 2003, we are evaluating the potential impact of a number of factors. First, we are finalizing plans associated with our growth strategy, which will be presented to our Board of Directors in November. Second, we are reviewing possible actions to reduce our overall exposure in Capital Services to focus exclusively on transactions related to our postal and document-related financing business. Third, we have preliminarily estimated that incremental pension and retiree medical costs for 2003 will be about 12 cents per share. Fourth, we are still evaluating other incremental cost factors such as infrastructure investments, and are continuing to review infrastructure needs. And finally, like most other companies, we are factoring in the risks and opportunities associated with an uncertain economy. We anticipate providing earnings guidance for 2003 as part of our fourth quarter earnings announcement."
      Mr. Critelli concluded, "By balancing our short-term and long-term plans, we believe that a combination of on-going cost containment initiatives and continued investment in industry-leading products and services will help us deliver consistently greater shareholder value."
      Third quarter 2002 revenue included $592.5 million from sales, up nine percent from $541.9 million in the third quarter of 2001; $374.4 million from rentals and financing, up two percent from $365.7 million; and $147.2 million from support services, up eight percent from $136.8 million. Net income for the period was $146.9 million, or 61 cents per diluted share. Income from continuing operations for the third quarter 2001 was $122.1 million or 49 cents per diluted share which included the following special items: a $10 million pre-tax charge associated with the company's transition to the next generation of networked technology; and an $18 million pre-tax charge related to initiatives associated with a restructuring plan. Excluding these special charges, third quarter 2001 income from continuing operations was $140.2 million, or 57 cents per diluted share and net income was $135.3 million, or 55 cents per diluted share. Third quarter 2001 net income includes a loss of $4.9 million from discontinued operations or two cents per diluted share.

                                     (5)

      For the nine-month period ended September 30, 2002, revenue was $3.245 billion, up seven percent from $3.032 billion in 2001. Net income for year-to-date 2002 was $419.5 million or $1.73 per diluted share compared to income from continuing operations for the same period of 2001 which, excluding special items, was $416.3 million, or $1.68 per diluted share. Year-to date pre-tax restructuring charges for 2001 totaled approximately $122 million of which $89 million was related to continuing operations. Year-to-date net income for 2001, which also included a net pre-tax gain of $362 million from settling a lawsuit with Hewlett-Packard and a pre-tax charge of $258 million associated with the company's transition to the next generation of networked technology, was $398.2 million or $1.60 per diluted share. The year-to-date net income for 2001 included a loss of $15.7 million from discontinued operations, or approximately six cents per diluted share.
      Pitney Bowes senior management will discuss the company's financial results in a conference call today, scheduled for 5 p.m. EDT. Instructions for listening to the conference call over the WEB are available on the
Investor Relations page of the company's web site at www.pitneybowes.com
                                                     -------------------
      Pitney Bowes is a $4 billion global provider of integrated mail and document management solutions headquartered in Stamford, Connecticut. The company serves over 2 million businesses of all sizes through direct and dealer operations in more than 130 countries. For additional information on the company, its products and solutions visit www.pitneybowes.com.
                                          -------------------
The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "estimates," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about business reach and customer demand, pending and possible acquisitions, restructuring charges, preliminary estimated 2003 pension and medical costs and our preliminary future outlook, including our expected revenue for the fourth quarter and full year 2002, and our expected diluted earnings per share for the fourth quarter and for the full year 2002 and preliminary outlook of factors for 2003. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, changes in international or national political or economic conditions, including terrorist attacks, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2001 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or possible restructuring or other one-time or special items. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
===============================================================================
Note: Consolidated statements of income for the three and nine months ended September 30, 2002 and 2001, and consolidated balance sheets at September 30, 2002, June 30, 2002, and September 30, 2001, are attached.

                                     Pitney Bowes Inc.
                             Consolidated Statements of Income
                                        (Unaudited)
                                        ----------

(Dollars in thousands, except per share data)
                                                Three Months Ended September 30,        Nine Months Ended September 30,
                                               ---------------------------------       --------------------------------
                                                       2002                 2001                2002               2001
                                               ------------       --------------       -------------       ------------
Revenue from:
  Sales and management services                $    592,481       $      541,947         $ 1,702,368       $  1,535,853
  Rentals and financing                             374,383              365,684           1,114,001          1,098,774
  Support services                                  147,207              136,849             428,535            397,040
                                               ------------       --------------         -----------       ------------

         Total revenue                            1,114,071            1,044,480           3,244,904          3,031,667
                                               ------------       --------------         -----------       ------------

Costs and expenses:
  Cost of sales and management services             356,753              332,909           1,030,677            915,220
  Cost of rentals and financing                      91,082               85,169             271,754            266,229
  Cost of meter transition (*)                            -               10,300                   -            258,000
  Selling, service and administrative               377,336              344,850           1,095,934          1,003,890
  Research and development                           33,925               31,554             104,089             98,021
  Other income (*)                                        -                    -                   -           (362,172)
  Interest, net                                      41,190               45,315             131,815            140,201
  Restructuring charges (*)                               -               17,879                   -             88,639
                                               ------------       --------------         -----------       ------------

         Total costs and expenses                   900,286              867,976           2,634,269          2,408,028
                                               ------------       --------------         -----------       ------------

Income from continuing operations
  before income taxes                               213,785              176,504             610,635            623,639

Provision for income taxes                           66,899               54,406             191,129            209,748
                                               ------------       --------------         -----------       ------------

Income from continuing operations                   146,886              122,098             419,506            413,891
Discontinued operations                                   -               (4,884)                  -            (15,711)
                                               ------------       --------------         -----------       ------------

Net income                                     $    146,886       $      117,214         $   419,506       $    398,180
                                               ============       ==============         ===========       ============

Basic earnings per share
   Continuing operations                       $       0.62       $         0.50         $      1.75       $       1.68
   Discontinued operations                                -                (0.02)                  -              (0.06)
                                               ------------       --------------         -----------       ------------
   Net income                                          0.62                 0.48                1.75               1.61
       Special items after-tax (*)                        -                 0.07                   -               0.01
       Discontinued operations                            -                 0.02                   -               0.06
                                               ------------       --------------         -----------       ------------

  Income from continuing operations
       excluding special items                 $       0.62       $         0.57         $      1.75       $       1.69
                                               ============       ==============         ===========       ============

Diluted earnings per share
   Continuing operations                       $       0.61       $         0.49         $      1.73       $       1.67
   Discontinued operations                                -                (0.02)                  -              (0.06)
                                               ------------       --------------         -----------       ------------
   Net income                                          0.61                 0.47                1.73               1.60
       Special items after-tax (*)                        -                 0.07                   -               0.01
       Discontinued operations                            -                 0.02                   -               0.06
                                               ------------       --------------         -----------       ------------
  Income from continuing operations
       excluding special items                 $       0.61       $         0.57         $      1.73       $       1.68
                                               ============       ==============         ===========       ============

Average common and potential common
  shares outstanding                            240,323,222          247,279,863         242,545,228        248,527,220
                                               ============       ==============         ===========       ============

Note: Special items are indicated by the asterisks above or are otherwise explained in the press release. Special items for the three and nine months ended September 30, 2001 resulted in a net after-tax charge of $18,110 and $2,421, respectively.

      The sum of the earnings per share amounts may not equal the totals above due to rounding.

                                                          Pitney Bowes Inc.
                                                     Consolidated Balance Sheets
                                                             (Unaudited)
                                                             -----------

(Dollars in thousands, except per share data)

Assets                                                                   9/30/02               6/30/02               9/30/01
------                                                               -----------         -------------         -------------
Current assets:
    Cash and cash equivalents                                        $   268,487         $     240,643         $     292,312
    Short-term investments, at cost which
        approximates market                                               12,631                11,946                 8,107
    Accounts receivable, less allowances:
        9/02  $34,064   6/02  $33,392  9/01  $30,349                     423,160               414,322               386,885
    Finance receivables, less allowances:
        9/02  $68,228   6/02  $66,991  9/01  $57,825                   1,675,731             1,622,835             1,486,910
    Inventories                                                          206,498               193,533               164,630
    Other current assets and prepayments                                 172,568               161,117               151,398
    Net assets of discontinued operations                                      -                     -               230,789
                                                                     -----------         -------------         -------------

          Total current assets                                         2,759,075             2,644,396             2,721,031
                                                                     -----------         -------------         -------------

Property, plant and equipment, net                                       595,875               554,489               509,850
Rental equipment and related inventories, net                            428,934               450,508               469,387
Property leased under capital leases, net                                  1,719                 1,006                 1,691
Long-term finance receivables, less allowances:
        9/02  $66,395   6/02  $66,143  9/01  $67,879                   1,799,052             1,780,539             1,790,647
Investment in leveraged leases                                         1,438,484             1,388,732             1,260,955
Goodwill                                                                 809,690               668,552               566,075
Other assets                                                             923,622               818,336               691,149
Net assets of discontinued operations                                          -                     -               219,121
                                                                     -----------         -------------         -------------

Total assets                                                         $ 8,756,451         $   8,306,558         $   8,229,906
                                                                     ===========         =============         =============

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
    Accounts payable and accrued liabilities                         $ 1,313,603         $   1,280,707         $   1,191,435
    Income taxes payable                                                 231,115               237,225               378,926
    Notes payable and current portion of
        long-term obligations                                          1,568,571             1,459,165               756,579
    Advance billings                                                     336,598               339,587               333,532
                                                                     -----------         -------------         -------------

          Total current liabilities                                    3,449,887             3,316,684             2,660,472
                                                                     -----------         -------------         -------------

Deferred taxes on income                                               1,340,809             1,284,301             1,218,881
Long-term debt                                                         2,379,565             2,129,027             2,436,358
Other noncurrent liabilities                                             358,340               353,638               338,076
                                                                     -----------         -------------         -------------

          Total liabilities                                            7,528,601             7,083,650             6,653,787
                                                                     -----------         -------------         -------------

Preferred stockholders' equity in a
    subsidiary company                                                   310,000               310,000               310,000

Stockholders' equity:
    Cumulative preferred stock, $50 par value,
         4% convertible                                                       24                    24                    24
    Cumulative preference stock, no par value,
        $2.12 convertible                                                  1,475                 1,539                 1,609
    Common stock, $1 par value                                           323,338               323,338               323,338
    Capital in excess of par value                                             -                   960                 3,471
    Retained earnings                                                  3,864,245             3,788,916             3,950,435
    Accumulated other comprehensive income                              (119,403)             (132,796)             (148,132)
    Treasury stock, at cost                                           (3,151,829)           (3,069,073)           (2,864,626)
                                                                     -----------         -------------         -------------

          Total stockholders' equity                                     917,850               912,908             1,266,119
                                                                     -----------         -------------         -------------

Total liabilities and stockholders' equity                           $ 8,756,451         $   8,306,558         $   8,229,906
                                                                     ===========         =============         =============

                                          Pitney Bowes Inc.
                                    Revenue and Operating Profit
                                         By Business Segment
                                         September 30, 2002
                                             (Unaudited)

(Dollars in thousands)
                                                                                            %
                                                         2002           2001 (2)         Change
                                                   ----------        -----------        -------

Third Quarter
-------------

     Revenue
     -------

     Global Mailing                                $  762,630        $   694,805            10%
     Enterprise Solutions                             309,797            294,881             5%

                                                   ----------        -----------        -------
          Total Messaging Solutions                 1,072,427            989,686             8%
                                                   ----------        -----------        -------

     Capital Services                                  41,644             54,794           (24%)
                                                   ----------        -----------        -------

     Total Revenue                                 $1,114,071        $ 1,044,480             7%
                                                   ==========        ===========        =======

     Operating Profit (1)
     --------------------

     Global Mailing                                $  226,121        $   206,403            10%
     Enterprise Solutions                              18,914             18,332             3%

                                                   ----------        -----------        -------
          Total Messaging Solutions                   245,035            224,735             9%
                                                   ----------        -----------        -------

     Capital Services                                  18,229             22,045           (17%)
                                                   ----------        -----------        -------

     Total Operating Profit                        $  263,264        $   246,780             7%
                                                   ==========        ===========        =======

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amounts have been reclassified to conform with the current year presentation.

                                          Pitney Bowes Inc.
                                    Revenue and Operating Profit
                                         By Business Segment
                                         September 30, 2002
                                             (Unaudited)

(Dollars in thousands)
                                                                                            %
                                                         2002           2001 (2)         Change
                                                   ----------        -----------        -------
Year to Date
------------

     Revenue
     -------

     Global Mailing                                $2,211,924        $ 2,110,294             5%
     Enterprise Solutions                             900,318            772,353            17%

                                                   ----------        -----------        -------
          Total Messaging Solutions                 3,112,242          2,882,647             8%
                                                   ----------        -----------        -------

     Capital Services                                 132,662            149,020           (11%)
                                                   ----------        -----------        -------

     Total Revenue                                 $3,244,904        $ 3,031,667             7%
                                                   ==========        ===========        =======

     Operating Profit (1)
     --------------------

     Global Mailing                                $  652,789        $   637,939             2%
     Enterprise Solutions                              58,849             56,556             4%

                                                   ----------        -----------        -------
          Total Messaging Solutions                   711,638            694,495             2%
                                                   ----------        -----------        -------

     Capital Services                                  57,795             57,249             1%
                                                   ----------        -----------        -------

     Total Operating Profit                        $  769,433        $   751,744             2%
                                                   ==========        ===========        =======


(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amounts have been reclassified to conform with the current year presentation.